Exhibit 99.01

Symantec Receives Notification of Deficiency from Nasdaq

Related to Delayed Annual Report on Form 10-K

MOUNTAIN VIEW, Calif. – May 31, 2018 – Symantec Corp. (NASDAQ: SYMC) today received a standard notice from Nasdaq stating that, as a result of not having timely filed its annual report on Form 10-K for the year ended March 30, 2018, Symantec is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission.

The Nasdaq notice has no immediate effect on the listing or trading of Symantec’s common stock on the Nasdaq Global Select Market. Under Nasdaq’s listing rules, Symantec has 60 calendar days from the date of the letter to submit a plan to regain compliance. If the plan is accepted by Nasdaq, Symantec can be granted an exception of up to 180 calendar days from the original due date of the Form 10-K, or until November 26, 2018, to regain compliance. Symantec expects to submit a plan to regain compliance or file its Form 10-K within the timeline prescribed by Nasdaq.

About Symantec

Symantec Corporation (NASDAQ: SYMC), the world’s leading cyber security company, helps organizations, governments and people secure their most important data wherever it lives. Organizations across the world look to Symantec for strategic, integrated solutions to defend against sophisticated attacks across endpoints, cloud and infrastructure. Likewise, a global community of more than 50 million people and families rely on Symantec’s Norton and LifeLock product suites to protect their digital lives at home and across their devices. Symantec operates one of the world’s largest civilian cyber intelligence networks, allowing it to see and protect against the most advanced threats. For additional information, please visit www.symantec.com or connect with us on Facebook, Twitter, and LinkedIn.

Forward-Looking Statements: This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws, including Symantec’s expectations as to the filing of the Annual Report on Form 10-K for the year ended March 30, 2018 and Symantec’s ability to submit a satisfactory compliance plan to Nasdaq. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, risks relating to the ongoing internal investigation by the Audit Committee, including: (i) the risk that the internal investigation identifies errors, which may be material, in Symantec’s financial results, or impacts the timing of Symantec’s filings; (ii) the risk of legal proceedings or government investigations relating to the subject of the internal investigation or related matters; (iii) the risk that the completion and filing of the Annual Report on Form 10-K will take longer than expected; and (iv) the risk that Symantec will be unable to meet the listing standards for the Nasdaq market. Actual results may differ materially from those contained in the forward-looking statements in this press release. Symantec assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Symantec’s Forms 10-K and Forms 10-Q filed with the Securities and Exchange Commission.